Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 10, 2024, with respect to the financial statements of Applied Avionics, Inc., as of and for the year ended December 27, 2023, which is contained in the Registration Statement on Form S-1 (No. 333-283673) incorporated by reference in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the registration statement on Form S-1 (No. 333-283673) incorporated by reference in this Registration Statement.

/s/ Whitley Penn LLP

Fort Worth, Texas

December 10, 2024